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                     December 28, 2020

       David Holeman
       Chief Financial Officer
       Whitestone REIT
       2600 South Gessner, Suite 500
       Houston, Texas 77063

                                                        Re: Whitestone REIT
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Form 8-K filed on
October 26, 2020
                                                            File Nos. 001-34855

       Dear Mr. Holeman:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction